SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

REGENERATION TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REGENERATION TECHNOLOGIES, INC.

11621 RESEARCH CIRCLE

ALACHUA, FLORIDA 32615

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Regeneration Technologies, Inc., to be held on Tuesday, July 26, 2005 at 10:00 a.m., Eastern Time, at the Tampa Airport Marriott, Tampa International Airport, Tampa, Florida.

The accompanying formal Notice of Meeting and Proxy Statement sets forth proposals for your consideration this year. You are being asked to elect two directors to serve for a term of three years.

At the meeting, we will also report on our affairs and provide a discussion period for questions and comments of general interest to our stockholders.

We look forward to personally greeting those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

Thank you for your cooperation.

Very truly yours,

Brian K. Hutchison
Chairman, President and Chief Executive Officer

June 27, 2005

REGENERATION TECHNOLOGIES, INC.

11621 Research Circle

Alachua, Florida 32615

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice Is Hereby Given that the Annual Meeting of Stockholders of Regeneration Technologies, Inc. will be held on Tuesday, July 26, 2005 at 10:00 a.m., Eastern Time, at the Tampa Airport Marriott, Tampa International Airport, Tampa, Florida for the following purposes:

(1)	To elect two directors to serve for the ensuing three years; and

(2)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on June 17, 2005 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

We cordially invite all stockholders to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, we urge you to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if you mail the proxy in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

By Order of the Board of Directors

Thomas F. Rose
Vice President, Chief Financial Officer and Secretary

Alachua, Florida

June 27, 2005

REGENERATION TECHNOLOGIES, INC.

11621 Research Circle

Alachua, Florida 32615

PROXY STATEMENT

GENERAL INFORMATION

Policy Solicitation

This Proxy Statement (first mailed on or about June 30, 2005) is furnished to the holders of our common stock as part of the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders or at any adjournment thereof. The Annual Meeting will be held on Tuesday, July 26, 2005, at 10:00 a.m., Eastern Time, at the Tampa Airport Marriott, Tampa International Airport, Tampa, Florida.

We are holding the Annual Meeting in order to elect two directors for the ensuing three years.

Management is not currently aware of any other matters to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on these matters.

Proxies for use at the Annual Meeting are being solicited by our Board of Directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation for their efforts, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.

Revocability and Voting of Proxy

We are enclosing a form of proxy for use at the Annual Meeting and a return envelope for the proxy. You may revoke the authority granted by the execution of a proxy at any time before the effective exercise of the powers conferred by that proxy by: (1) filing with our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or (2) voting in person at the Annual Meeting. Shares of our common stock represented by properly executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies.

Record Date and Voting Rights

On June 17, 2005, there were 26,735,955 shares of our common stock outstanding, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on June 17, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Proxies received but marked “ABSTAIN” and “broker non-votes” will be counted for purposes of determining the presence or absence of a quorum.

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the National Association of Securities Dealers, Inc. (the “NASD”), member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), NYSE-member brokers who hold shares of our common stock in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are permitted to vote on the election of our directors.

The affirmative vote of the holders of a plurality of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Votes marked “ABSTAIN” and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of June 17, 2005 regarding the beneficial ownership of our common stock by: (1) each person known by us to own beneficially more than 5% of our outstanding common stock; (2) each of our directors and nominees for director; (3) each executive officer named in the Summary Compensation Table below; and (4) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. Unless otherwise indicated, the address of the beneficial owner is: c/o Regeneration Technologies, Inc., 11621 Research Circle, Alachua, Florida 32615.

	Shares Beneficially Vested and Owned(1)
Name and Address of Beneficial Owner	Number	Percent
Brian K. Hutchison(2)	712,200	2.7
Thomas F. Rose(3)	142,000	*
Roger Rose(4)	58,000	*
Caroline Hartill(5)	60,000	*
Joseph W. Condon(6)	33,000	*
Charles Randal Mills(7)	—	*
Philip R. Chapman(8)	1,001,191	3.8
Peter F. Gearen(5)	45,467	*
Michael J. Odrich(9)	1,660,592	6.2
David J. Simpson(10)	28,824	*

Kern Capital Management LLC 114 West 47th Street Suite 1926 New York, NY 10036-1510(11)	2,359,400	8.8

Gagnon Securities LLC 1370 Avenue of the Americas Suite 2002 New York, NY 10019-4602(12)	2,353,141	8.8

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202-1009(13)	1,828,500	6.8

LBI Group Inc. c/o Lehman Brothers Inc. 745 Seventh Avenue 30th Floor New York, NY 10019(9)	1,615,085	6.0

Fidelity Management & Research Co. 1 Federal Street Boston, MA 02110-2003(14)	1,339,900	5.0

All executive officers and directors, including those named as a group (10 persons)(15)	3,741,274	14.0

*	Represents beneficial ownership of less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Shares of common stock issuable pursuant to options, to the extent such options are exercisable or convertible within 60 days after June 17, 2005 are treated as outstanding for purposes of computing the percentage of the person holding such securities but are not treated as outstanding for purposes of computing the percentage of any other person.
(2)	Includes options to purchase 676,000 shares of our common stock.

(3)	Includes options to purchase 132,000 shares of our common stock.
(4)	Includes options to purchase 52,000 shares of our common stock.
(5)	Represents options to purchase shares of our common stock.
(6)	Includes options to purchase 24,000 shares of our common stock.
(7)	Mr. Mills ceased to be employed by us during 2004.
(8)	Includes options to purchase 23,296 shares of our common stock. Euro-America-II, L.P. holds 962,559 shares of our common stock and options to purchase 15,336 shares of our common stock, which Mr. Chapman may be deemed to beneficially own by virtue of his position as a partner in a partnership that is a member of the general partner of Euro-America-II, L.P. Mr. Chapman disclaims beneficial ownership of all shares other than those held in his name and to the extent of his pecuniary interest in Euro-America-II, L.P.
(9)	Includes options to purchase 14,440 shares of our common stock. We have been advised that Mr. Odrich has investment control with respect to shares of our common stock held by LBI Group, Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, Inc. The LBI holding includes an option to purchase 31,067 shares of our common stock. Mr. Odrich disclaims beneficial ownership of all shares other than those held in his name.
(10)	Includes options to purchase 18,667 shares of our common stock. Mr. Simpson also holds 10,000 shares of common stock and his wife owns 157 shares of common stock as part of an individual retirement account. Mr. Simpson disclaims beneficial ownership of all shares other than those held in his name.
(11)	Information is derived from the Schedule 13G, dated December 31, 2004 filed by Kern Capital Management LLC with the Securities and Exchange Commission. Such filing states that Kern Capital Management LLC is deemed to have beneficial ownership as of December 31, 2004 of 2,359,400 shares.
(12)	Information is derived from the Schedule 13G, dated December 31, 2004 filed by Gagnon Securities LLC with the Securities and Exchange Commission. Such filing states that Gagnon Securities LLC is deemed to have beneficial ownership as of December 31, 2004 of 2,353,141 shares.
(13)	Information is derived from the Schedule 13G, dated December 31, 2004 filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission. Such filing states that T. Rowe Price Associates, Inc. is deemed to have beneficial ownership as of December 31, 2004 of 1,828,500 shares.
(14)	Information is derived from the Schedule 13G, dated December 31, 2004 filed by Fidelity Management & Research Co. with the Securities and Exchange Commission. Such filing states that Fidelity Management & Research Co. is deemed to have beneficial ownership as of December 31, 2004 of 1,339,900 shares.
(15)	Includes options to purchase 1,092,273 shares of our common stock.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board is divided into three classes with each director serving a three-year term and one class being elected each year. Messrs. Gearen and Odrich are in the class of directors whose term expires in 2005. Each of these individuals will serve as a director until his term ends, subject to his earlier death, resignation or removal.

At the Meeting, our stockholders will elect two directors to serve a three-year term until the 2008 Annual Meeting of Stockholders. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and to vote such proxy for the election of the nominees named below. In the event any nominee should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each nominee has been nominated for election to our Board by our Board of Directors and each has consented to serve if elected.

The nominees and our continuing directors, their respective ages, the year in which each first became one of our directors and their principal occupations or employment during the past five years are as follows:

Director	Age	Year First Became Director	Employment History
NOMINEES FOR ELECTION FOR A TERM ENDING 2008

Peter F. Gearen	56	1998	Dr. Gearen has served as a member of our Board of Directors since we began operations in February 1998. Dr. Gearen was Chief of Staff at the Shands Hospital at the University of Florida and served as Assistant Dean of Clinical Affairs at the University of Florida College of Medicine from 1992 until 1999. He also has been an Associate Professor of Orthopedics at the University of Florida College of Medicine since 1993. He was appointed Chairman of the Department of Orthopedics in May 2002. Dr. Gearen holds a B.A. from Spring Hill College and an M.D. from the Stritch Loyola Medical School.

Michael J. Odrich	41	1998	Mr. Odrich has served as a member of our Board of Directors since we began operations in February 1998. Mr. Odrich is a Managing Director of Lehman Brothers, Inc. and head of its Private Equity Division. He also is a member of the Lehman Brothers Investment Committee. Mr. Odrich holds a B.A. from Stanford University and received an M.B.A. from Columbia University. Mr. Odrich also serves on the Board of Directors of PEMSTAR, Inc., an electronics manufacturing services company.

Director	Age	Year First Became Director	Employment History
CONTINUING DIRECTORS TERM ENDING 2007
Brian K. Hutchison	45	2001	Mr. Hutchison joined us on December 1, 2001 as President and Chief Executive Officer, and became Chairman of the Board in December 2002. Prior to this time, he served 12 years in various positions for Stryker Corporation, a leading worldwide medical services company, most recently as Vice President of worldwide product development and distribution and previously as Senior Vice President and Chief Operating Officer for Stryker Howmedica’s Osteonics Division. Mr. Hutchison earned a bachelor’s degree in business administration from Grand Valley State University in 1981. He also completed the Program for Management Development from Harvard Business School in 1995.
David J. Simpson	58	2002	Mr. Simpson has served as a member of our Board of Directors since October 2002. He formerly served as Chief Financial Officer and Secretary of Stryker Corporation, a leading worldwide medical products and services company, from June 1987 until January 1, 2003, when he was appointed Executive Vice President of Stryker Corporation. He had previously been Vice President and Treasurer of Rexnord, Inc., a manufacturer of industrial and aerospace products since 1985. Mr. Simpson earned a bachelor’s degree of business administration in accounting and finance from Western Michigan University and attended the Advanced Management Program at Harvard University.
CONTINUING DIRECTORS TERM ENDING 2006
Philip R. Chapman	43	1998	Mr. Chapman has served as a member of our Board of Directors since we began operations in February 1998. He is the President of Venad Administrative Services, Inc., a management services company, and has been a General Partner of Adler & Company, an investment management company, since 1995. Mr. Chapman is also a Director of Shells Seafood Restaurants, Inc. He holds a B.S. and an M.B.A. from Columbia University.

Vote Required

Directors must be elected by a plurality of votes cast at the meeting. This means the nominees receiving the greatest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote shall be elected as directors. If you do not vote for a nominee, or you indicate “withholding authority” on your proxy card, your vote will not count either for or against the nominee. Also, if your broker does not vote on this proposal it will have no effect on the election.

THE BOARD OF DIRECTORS DEEMS THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS TO BE IN REGENERATION TECHNOLOGIES’ BEST INTERESTS AND IN THE BEST INTERESTS OF ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004, with respect to the shares of our common stock that may be issued under our existing equity compensation plan.

	(A)	(B)	(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders	3,095,039	$7.91	2,285,060

Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	3,095,039	$7.91	2,285,060

CORPORATE GOVERNANCE

Board of Directors

Our current Board of Directors consists of five members, a majority of whom have been determined by our Board to be “independent” as defined in Rule 4200(a)(15) of The Nasdaq Stock Market. Those directors are David J. Simpson, Philip R. Chapman, Peter F. Gearen and Michael J. Odrich.

During 2004, the Board of Directors held 6 meetings and did not execute any consents in lieu of meeting. Each director attended each of such meetings. The Board of Directors also regularly holds executive sessions of the independent directors. All members of the Board of Directors attended our 2004 Annual Meeting of Stockholders. All of our directors are expected to attend the 2005 Annual Meeting of Stockholders.

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, which assist our Board of Directors in discharging its responsibilities.

Audit Committee

Our Audit Committee is charged with, among other things, the appointment of our independent auditors, as well as discussing and reviewing with the independent auditors the scope of the annual audit and results thereof, pre-approving the engagement of the independent auditors for all audit-related services and permissible non-audit related services, and reviewing and approving all related-party transactions. Our Audit Committee also reviews interim financial statements included in our quarterly reports and reviews documents filed with the Securities and Exchange Commission. Our Audit Committee is currently composed of Messrs. Chapman, Gearen and Simpson. Our Board of Directors has determined that Mr. Simpson qualifies as an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. Our Board has also determined that each member of our Audit Committee is “independent” as defined in Rule 4200(a)(15) of The Nasdaq Stock Market and that each member satisfies the financial literacy requirements of The Nasdaq Stock Market. During 2004, our Audit Committee met 10 times. The charter of our Audit Committee is available on our website at www.rtix.com/investors/auditcharter.cfm.

Compensation Committee

Our Compensation Committee plans, reviews and administers our executive compensation programs. Our Compensation Committee is currently composed of Messrs. Chapman and Simpson. Our Board has determined that each member of our Compensation Committee is “independent” as defined in Rule 4200(a)(15) of The Nasdaq Stock Market. Our Compensation Committee met once during 2004. The charter of our Compensation Committee is available on our website at www.rtix.com/investors/compencharter.cfm.

Nominating and Governance Committee

Our Nominating and Governance Committee was established for the purposes of assisting our Board of Directors in its selection of nominees for election to the Board at annual meetings of the our stockholders and to fill any vacancies or newly created directorships and assisting the Board of Directors in its corporate governance oversight. Our Nominating and Governance Committee is currently composed of Messrs. Gearen and Odrich. Our Board has determined that each member of the Compensation Committee is “independent” as defined in Rule 4200(a)(15) of The Nasdaq Stock Market. During 2004, the Nominating and Governance Committee met once. The Nominating and Governance Committee met one time in 2005, to date, to approve the nominees for election as directors. The charter of the Nominating and Governance Committee is available on our website at www.rtix.com/investors/nomincharter.cfm.

Director Nomination Process

Stockholder Nominations

Our Nominating and Governance Committee reviews, evaluates and proposes prospective candidates for our Board of Directors and considers nominees recommended by stockholders. Stockholders wishing to submit nominations must notify us of their intention to do so on or before the date on which stockholder proposals to be included in the proxy statement for the stockholder meeting must be received by us as set forth under “Stockholder Proposals.”

Director Qualifications

Members of our Board of Directors must have personal and professional integrity, demonstrate exceptional ability and judgment and shall be effective, in conjunction with other nominees and directors, collectively, in serving our and our stockholders’ long-term interests. We believe that having directors with relevant experience in business and other organizations of comparable size or in related industries is beneficial to us. The Nominating and Governance Committee may also consider such other factors as are in our and our stockholders’ best interests.

Identifying Nominees

The Nominating and Governance Committee identifies nominees by first identifying the desired skill and experience of a new nominee based on the qualifications discussed above. The Nominating and Governance Committee will solicit ideas for possible candidates from members of the Board, senior executives, individuals personally known to members of the Board, third party search firms and prospective candidates recommended by stockholders.

Communications with the Board

Our Board of Directors maintains a process for stockholders to communicate with the Board or individual directors as follows. Stockholders who wish to communicate with the Board of Directors or an individual director should direct written correspondence to our Secretary at our principal office at 11621 Research Circle, Alachua, Florida 32615. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the Company, (ii) the name and address, as they appear on our books, of the stockholder sending such communication and (iii) the number of our shares that are beneficially owned by such stockholder. The Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Code of Ethics for Senior Financial Professionals

Our Board of Directors has adopted a Code of Ethics for Senior Financial Professionals, applicable to our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Ethics for Senior Financial Professionals is available on our website at www.rtix.com/investors/ethicsfp.cfm.

Code of Conduct

Our Board of Directors has also adopted a Code of Conduct applicable to all of our directors, officers and employees. The Code of Conduct is available on our website at www.rtix.com/investors/code.cfm.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has been an employee of ours. None of our executive officers serves as a member of the Board of Directors or the compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

To our knowledge, our directors, executive officers and beneficial owners of more than ten percent of our common stock are in compliance with the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers and their respective ages and positions as of June 17, 2005, were as follows:

NAME	AGE	POSITION WITH THE COMPANY
Brian K. Hutchison	45	Chairman, President and Chief Executive Officer
Thomas F. Rose	54	Vice President, Chief Financial Officer and Secretary
Roger W. Rose	45	Executive Vice President
Caroline Hartill	48	Vice President of Quality Assurance and Regulatory Affairs
Joseph W. Condon	43	Vice President of Operations

Brian K. Hutchison has served as our President and Chief Executive Officer since December 2001, and became Chairman of the Board in December 2002. Prior to this time, he served 12 years in various positions for Stryker Corporation, a leading worldwide medical services company, most recently as vice president of worldwide product development and distribution and previously as senior vice president and chief operating officer for Stryker Howmedica’s Osteonics Division. Mr. Hutchison earned a bachelor’s degree in business administration from Grand Valley State University. He also completed the Program for Management Development from Harvard Business School.

Thomas F. Rose has served as our Vice President, Chief Financial Officer and Secretary since May 2002. Mr. Rose served the previous ten years as vice president and chief financial officer at A. M. Todd Group, an international flavor and fragrance company. From 1988 to 1991, Mr. Rose was vice president and corporate controller for Sotheby’s Holdings Inc. in New York. Prior to this, Mr. Rose was an audit partner with Ernst & Whinney (currently Ernst & Young) in New York, providing audit, tax and consulting services for clients in a variety of industries for 15 years. Mr. Rose earned a bachelor’s degree in business administration from Western Michigan University.

Roger W. Rose has served as our Executive Vice President since October 2004 and our Vice President of Distribution, Marketing and Donor Services since December 2002. Prior to joining us in October 2002, Mr. Rose served seven years in various positions with Stryker Corporation, including vice president of sales and vice president of marketing for Stryker’s medical division. Mr. Rose also has extensive experience in healthcare sales and marketing with 20 years of service with healthcare companies such as Stryker, Johnson & Johnson, Herman Miller and Nellcor. Mr. Rose holds a bachelor’s degree in business administration from Western Michigan University.

Caroline A. Hartill has served as our Vice President of Quality Assurance and Regulatory Affairs since December 2002 and our Executive Director of Quality Assurance and Regulatory Affairs since October 2001. Prior to that, Ms. Hartill was an independent consultant working with biotechnology and medical device companies worldwide. Ms. Hartill earned a bachelor’s degree in health sciences from Birmingham University in England, as well as a master’s degree in management from the University of Wolverhampton in England. Ms. Hartill has also earned master’s level credits in sterilization science from Manchester University.

Joseph W. Condon has served as our Vice President of Operations since June 2003. From March 2000 until 2003, he served as vice president of operations for Stryker Howmedica Osteonics. Mr. Condon has 15 years of experience running manufacturing facilities for Stryker Howmedica Osteonics and Stryker Medical, as well as Atwood Automotive and KL Spring and Stamping Corporation. Mr. Condon earned a bachelor’s degree in mechanical engineering from University of Illinois at Chicago and a master’s in business administration from Illinois Institute of Technology.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation for fiscal 2004, 2003 and 2002 awarded to, earned by or paid to our chief executive officer and our four most highly compensated executive officers other than our chief executive officer who were serving as executive officers at December 31, 2004.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation	Restricted Stock Awards ($)	Number of Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Brian K. Hutchison Chairman, President and Chief Executive Officer	2004 2003 2002	$380,652 364,103 352,054	$75,000 125,000 210,000	— — —	— — —	40,000 20,000 600,000	— — —	$14,876 12,700 —	(1) (2)

Thomas F. Rose Vice President, Chief Financial Officer and Secretary	2004 2003 2002	198,344 190,449 118,059	40,000 50,000 75,000	— — —	— — —	20,000 20,000 200,000	— — —	13,553 8,915 1,233	(3) (4) (5)

Roger W. Rose Executive Vice President	2004 2003 2002	201,827 185,673 30,677	40,000 46,000 65,200	— — —	— — —	40,000 20,000 100,000	— — —	13,267 3,092 —	(6) (7)

Caroline Hartill Vice President of Quality Assurance and Regulatory Affairs	2004 2003 2002	183,271 174,958 159,808	37,170 45,000 30,000	— — —	— — —	20,000 20,000 40,000	— — —	11,975 11,325 9,161	(8) (9) (10)

Joseph Condon Vice President of Operations	2004 2003 2002	158,405 79,567 —	30,780 21,000 —	— — —	— — —	30,000 50,000 —	— — —	5,619 1,582 —	(11) (12)

Charles Randal Mills Vice President of Research and Development	2004 2003 2002	85,619 151,599 140,190	— 40,000 40,000	— — —	— — —	20,000 20,000 100,000	— — —	— 9,387 7,765	(13) (14) (15)

(1)	Includes matching contributions under our 401(k) Plan of $13,000 and payment of $1,876 for term life insurance.
(2)	Includes matching contributions under our 401(k) Plan of $12,000 and payment of $700 for term life insurance.
(3)	Includes matching contributions under our 401(k) Plan of $11,901 and payment of $1,652 for term life insurance.
(4)	Includes matching contributions under our 401(k) Plan of $7,592 and payment of $1,323 for term life insurance.
(5)	Represents payment for term life insurance.
(6)	Includes matching contributions under our 401(k) Plan of $12,110 and payment of $1,157 for term life insurance.
(7)	Includes matching contributions under our 401(k) Plan of $2,173 and payment of $919 for term life insurance.
(8)	Includes matching contributions under our 401(k) Plan of $10,996 and payment of $979 for term life insurance.

(9)	Includes matching contributions under our 401(k) Plan of $10,498 and payment of $827 for term life insurance.
(10)	Represents matching contributions under our 401(k) Plan.
(11)	Includes matching contributions under our 401(k) Plan of $3,559 and payment of $2,060 for term life insurance.
(12)	Represents payment for term life insurance.
(13)	Mr. Mills ceased to be employment by us during 2004.
(14)	Includes matching contributions under our 401(k) Plan of $9,096 and payment of $291 for term life insurance.
(15)	Includes matching contributions under our 401(k) Plan of $7,481 and payment of $284 for term life insurance.

The following table sets forth information on option grants in the fiscal year ended December 31, 2004 to the persons named in the Summary Compensation Table.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
						5%	10%
Brian K. Hutchison	40,000	(2)	9.5	$10.04	4/26/2014	$252,520	$639,911
Thomas F. Rose	20,000	(2)	4.7	10.04	4/26/2014	126,260	319,956
Roger W. Rose	20,000 20,000	(2) (3)	4.7 4.7	10.04 9.18	4/26/2014 8/9/2014	115,445 126,260	292,549 319,956
Caroline Hartill	20,000	(2)	4.7	10.04	4/26/2014	126,260	319,956
Joseph W. Condon	20,000 10,000	(2) (3)	4.7 2.4	10.04 9.18	4/26/2014 8/9/2014	126,260 57,723	319,956 146,274
Charles Randal Mills	20,000	(2)	4.7	10.04	4/26/2014	126,260	319,956

(1)	Amounts reflected in these columns represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified annually compounded rates of appreciation of our common stock over the term of the options. These numbers are calculated based on rules adopted by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercises and the future performance of our common stock.
(2)	Such options were granted on April 26, 2004 pursuant to our Omnibus Stock Plan. Subject to the recipient’s continued service with us, 20% of these options will become exercisable on each anniversary date from April 26, 2005 through April 26, 2009. Such options will vest immediately upon a change of control of the Company.
(3)	Such options were granted on August 9, 2004 pursuant to our Omnibus Stock Plan. Subject to the recipient’s continued service with us, 20% of these options will become exercisable on each anniversary date from August 9, 2005 through August 9, 2009. Such options will vest immediately upon a change of control of the Company.

The following table sets forth information with respect to: (1) exercises of stock options during fiscal year 2004 and (2) unexercised stock options held at December 31, 2004 by the persons named in the Summary Compensation Table.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

	Option Exercises		Number of Unexercised Options Held at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(2)
Name	Shares Acquired On Exercise	Value Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Brian K. Hutchison	—	—	544,000	616,000	$1,472,800	$2,150,800
Thomas F. Rose	—	—	84,000	156,000	459,200	708,800
Roger W. Rose	—	—	44,000	116,000	75,800	160,000
Caroline Hartill	—	—	44,000	76,000	105,320	170,080
Joseph W. Condon	—	—	10,000	70,000	—	21,800
Charles Randal Mills	55,960	$308,533	—	—	—	—

(1)	The “value realized” represents the difference between the exercise price of the option and the closing price of our common stock on The Nasdaq Stock Market on the date of exercise.
(2)	The value for an “in-the-money” option represents the difference between the exercise price of the option and the closing price of our common stock on The Nasdaq Stock Market on December 31, 2004 of $10.48.

Employment Agreements

We entered into an employment agreement with Mr. Hutchison effective December 1, 2001. The agreement provides for an annual base salary of $350,000 for the first two years, after which his salary will be reviewed annually by our Board of Directors. The agreement expired on November 30, 2004, subject to automatic one-year renewal periods. Mr. Hutchison is also eligible to receive an annual bonus, beginning in the first fiscal quarter of 2003, in an amount to be determined by our Board of Directors provided we achieve certain specified goals. When he entered into the employment agreement with us, Mr. Hutchison received a sign-on bonus and related tax gross-up totaling $61,400, temporary housing and moving expenses and an option to purchase 500,000 shares of our common stock. This option is subject to a stock option agreement under which one-fifth of the option vests on each anniversary date of the grant. In April 2004, April 2003 and May 2002, Mr. Hutchison received an additional option to purchase 40,000, 20,000 and 600,000, respectively, shares of our common stock, which are also subject to five-year vesting.

Our agreement with Mr. Hutchison provides for us to pay for a $1.0 million life insurance policy payable to a beneficiary of Mr. Hutchison’s choosing. Mr. Hutchison is also eligible to receive standard employee benefits and matching contributions to our 401(k) plan of up to 6% of his salary up to the maximum excludable dollar amount permitted by the Internal Revenue Code. If we terminate Mr. Hutchison without “cause,” he will be entitled to severance pay equal to his salary and benefits for one year from the date of termination. In the event of termination for “cause,” Mr. Hutchison will not be entitled to severance pay. In either case, or in the case of a voluntary termination by Mr. Hutchison, he will be precluded from competing with us for two years following termination.

We entered into an employment agreement with Mr. Thomas Rose effective May 1, 2002. The agreement provides for an annual base salary of $180,000 for the first two years, after which his salary will be reviewed annually. The agreement expired on April 30, 2004, subject to automatic one-year renewal periods. Mr. Thomas Rose is also eligible to receive a bonus at any time during the year, or after the close of the year. When he entered into the agreement, Mr. Thomas Rose also received an option to purchase 200,000 shares of our common stock. This option is subject to a stock option agreement under which one-fifth of the option vests each anniversary date of the grant. In each of April 2003 and April 2004, Mr. Thomas Rose received an additional option to purchase 20,000 shares of our common stock, which are also subject to five-year vesting.

We entered into an employment agreement with Mr. Roger Rose effective October 4, 2002. The agreement provides for an annual base salary of $175,000 for the first year, after which his salary will be reviewed annually. The agreement expires on October 20, 2005, subject to automatic one-year renewal periods. Mr. Roger Rose is also eligible to receive a bonus during the first calendar quarter of each year of the agreement. When he entered into the agreement, Mr. Roger Rose also received an option to purchase 100,000 shares of our common stock and a signing bonus of $40,000. This option is subject to a stock option agreement under which one-fifth of the option vests each anniversary date of the grant. In each of April 2003, April 2004 and August 2004, Mr. Roger Rose received an additional option to purchase 20,000 shares of our common stock, which are also subject to five-year vesting.

Executive Retention and Severance Program

On February 15, 2005, the Board of Directors approved retention and severance arrangements with executive officers and other key personnel designed to maintain stability following our announcement of our exploration of strategic alternatives to enhance stockholder value and to facilitate an orderly transition in the event the strategic review process led to a sale of the Company.

The retention arrangements cover four executive officers (Mr. Hutchison is not covered) and twenty-one other management personnel. Each covered employee will be entitled to receive a retention bonus of 50% of salary if a transaction occurs and the employee stays with the Company (or its successor) for at least six months after the transaction. The bonus would also be payable if, before the end of the six-month period, the employee is terminated without “cause” or, in certain cases, terminates for “good reason.” The following table shows the potential retention bonuses that may be earned by each of the executive officers and by the remaining participants:

Estimated Retention Bonus Awards

Amounts
Executive Officers:
Brian K. Hutchison	$—
Thomas F. Rose	100,000
Roger W. Rose	108,000
Caroline Hartill	92,500
Joseph W. Condon	80,000

Subtotal for Executive Officers	380,500
Other Key Employees	1,322,323

Total for all Participants	$1,702,823

The severance arrangements approved by the Board will cover all five executive officers and twenty-one other key personnel. Each covered employee will be entitled to severance payments and benefits if the employee is terminated without “cause” or, in certain cases, terminates for “good reason” before the second anniversary of a change in control of the Company. The amount of severance a participant is eligible to receive is equal to the applicable percentage of the participant’s salary and target bonus. The applicable percentage is 200% for Mr. Hutchison, 100% for each of the other executive officers, 100% for three other executive employees, and 50% for the eighteen additional participating key personnel. Severed participants would also be entitled to continuing group health plan participation for the period covered by their severance payments.

Compensation of Directors

Our directors who are also our employees or officers do not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred relating to their attendance at meetings of our Board of Directors. Our non-employee directors are eligible to receive an annual retainer of $15,000, to be paid in quarterly installments. In addition, our non-employee directors are eligible to receive an attendance fee of $5,000 per meeting, $500 to $2,000 per committee meeting and reimbursement for their expenses incurred relating to their attendance at meetings of the Board of Directors and committees thereof. The Chairman of our Audit Committee receives additional annual compensation of $10,000 in recognition of the increased responsibilities of the Audit Committee as a result of rules and regulations enacted by the Securities and Exchange Commission and The Nasdaq Stock Market pursuant to the Sarbanes-Oxley Act of 2002.

At the discretion of our Board of Directors or Compensation Committee, our directors are also eligible to receive awards under our Omnibus Stock Plan and our 2004 Equity Incentive Plan. In 2004, all of our non-employee directors received a grant of an option to purchase 30,000 shares of our common stock at an exercise price of $10.04 per share. Each such option will vest as to 10,000 shares on April 26, 2005, April 26, 2006 and April 26, 2007. Such options will vest immediately upon a change of control of the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

General. The Compensation Committee, presently consisting of Messrs. Chapman and Simpson, is responsible for the planning, review and administration of our executive compensation programs. Prior to the establishment of the Compensation Committee, the Board of Directors administered the executive compensation programs, monitored corporate performance and its relationship to compensation of executive officers and made appropriate decisions concerning matters of executive compensation. The Board of Directors adopted a written charter for the Compensation Committee on March 5, 2004, a copy of which is available on our website at www.rtix.com/investors/compencharter.cfm.

Our objective on the Committee is to provide a superior return to stockholders. To support this objective, we believe we must attract, retain and motivate top quality executive talent. The executive compensation program we adopt is a critical tool in this process. The executive compensation program is designed to link executive compensation to our performance through at-risk compensation opportunities, providing significant reward to executives based on our success. The executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives represented by stock options.

Base Salary. The Compensation Committee establishes our executive salary levels and recognizes the importance of a competitive compensation structure in retaining and attracting senior executives. The Compensation Committee annually reviews executive compensation of companies in similar industries, and of similar size and geographic location. The Compensation Committee also periodically meets with a consulting firm to discuss our executive compensation practices. The salaries received by executives generally reflect their levels of responsibility and other factors such as assessments of individual performance.

Bonuses. The bonuses paid to Mr. Hutchison and Mr. Thomas Rose are based on, among other things, our overall performance, net income, and cash flow for that year. Bonuses for other executive officers are based on both individual performance objectives and selected company performance objectives including net income, cash flow, operating income, revenue increases, accounts receivable days outstanding and inventory turnover ratios.

Executive Retention and Severance Program. On February 15, 2005, the Board of Directors approved retention and severance arrangements for our executive officers and other key employees designed to maintain stability following the Company’s announcement of its exploration of strategic alternatives. The Board of Directors believed that the retention and severance arrangements would help facilitate an orderly transition in the event of a sale of the Company.

Stock Options. Stock option grants have historically been used by the Company as part of its compensation program for employees, including executives and management team members. The stock option program permits employees to buy a specific number of shares of common stock in the future. Since stock options gain value only if the price of the common stock increases above the option exercise price, the use of stock option grants reflects our philosophy of linking compensation to performance. In addition, the Compensation Committee believes that stock option grants to executives and management team members help to provide an incentive for their continued employment and otherwise more closely align their interests with the interests of stockholders. We also have used stock options as part of compensation packages developed to attract highly qualified employment candidates.

Option grants made by the Compensation Committee during 2004 to executive officers included the grant of performance options for the purchase of 170,000 shares of common stock. These option grants were part of the Compensation Committee’s program to provide executives with an added long-term incentive through stock-based compensation. The options vest over the next 5 years, at 20% annually on the anniversary date of the grant.

Chief Executive Officer Compensation. The compensation of Mr. Hutchison, our Chairman, President and Chief Executive Officer, was $470,528 during 2004. In December 2001, we hired Mr. Hutchison to serve as our

Chief Executive Officer and President. In approving Mr. Hutchison’s employment agreement, the Compensation Committee recognized that in order to attract and retain an executive such as Mr. Hutchison, a competitive salary and benefits package would be required. Accordingly, it was decided that an annual salary of $350,000 for the first two years and annual review thereafter, together with the other benefits afforded under the agreement, would be appropriate. The Compensation Committee also decided that the immediate grant of an option to purchase 500,000 shares of our common stock, with the potential for further grants over the next three years totaling an additional 500,000 shares, would be an appropriate means to tie Mr. Hutchison’s compensation to the performance of the entire enterprise. In May 2002, the full Board of Directors (including the then-current Compensation Committee members) decided to grant Mr. Hutchison an option to purchase an additional 600,000 shares in lieu of the potential additional grants under his employment agreement.

In fiscal 2004, we awarded Mr. Hutchison a bonus of $75,000 and granted him options to purchase 40,000 shares of our common stock. His bonus was awarded by the compensation committee on a discretionary basis primarily reflecting the Company’s financial performance and accomplishments during 2004 and approved by the Board of Directors. We deem the compensation arrangements with Mr. Hutchison to be appropriate considering our overall performance in 2004.

Tax Effects. Section 162(m) of the Code generally denies publicly-held corporations a federal income tax deduction for taxable year compensation exceeding $1 million paid to the chief executive officer or any of the four other highest paid executive officers, excluding “performance-based” compensation. Through December 31, 2004, this provision has not limited our ability to deduct executive compensation. Nevertheless, although the Compensation Committee considers the net cost to us in making compensation decisions (including the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will be fully deductible.

General. The Compensation Committee believes that linking executive compensation to individual accomplishments as well as corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As strategic and performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal year 2004 adequately reflect our compensation goals and policies.

Compensation Committee,

Philip R. Chapman

David J. Simpson

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, presently consisting of Messrs. Chapman, Gearen and Simpson, reviews our financial reporting process, our system of internal controls, our audit process and the process for monitoring compliance with laws and regulations. All of the Audit Committee members satisfy the definition of independent director as established in the rules of The Nasdaq Stock Market and the Sarbanes-Oxley Act of 2002. The Board of Directors adopted an amended written charter for the Audit Committee on October 27, 2003, which is available on our website at www.rtix.com/investors/auditcharter.cfm.

Management is responsible for our financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes.

The Audit Committee reviewed our audited consolidated financial statements with the Board of Directors and management, and discussed with Deloitte & Touche LLP, the independent auditors during the 2004 fiscal year, the matters required to be discussed by Statement of Auditing Standard No. 61. The Audit Committee received from Deloitte & Touche LLP the written disclosures and the letter required by Independent Standards Board Standard No. 1 and discussed with them their independence.

After reviewing and discussing the audited consolidated financial statements, the Audit Committee recommended that these audited consolidated financial statements be included in our Annual Report on Form 10-K. The Audit Committee has appointed Deloitte & Touche LLP, independent auditors, to audit the accounts of Regeneration Technologies for the year 2005, subject to approval of the scope of the audit engagement and the estimated audit fees.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

Audit Committee,

Philip R. Chapman

Peter F. Gearen

David J. Simpson

STANDARDS & POORS BIOTECHNOLOGY INDEX

COMPARISON OF STOCKHOLDER RETURN

The Securities and Exchange Commission requires us to present a chart comparing the cumulative total stockholder return on our common stock with the cumulative total stockholder return of: (1) a broad equity market index, and (2) a published industry or line-of-business index. We selected the Standards & Poors Biotechnology Index based on our good faith determination that this index fairly represents the companies which compete in the same industry or line-of-business as we do. The chart below compares our common stock with the Nasdaq Composite Index and the Standards & Poors Biotechnology Index and assumes an investment of $100 on August 10, 2000 (the date our shares began trading on The Nasdaq Stock Market) in each of the common stock, the stocks comprising the Nasdaq Composite Index and the stocks comprising the Standards & Poors Biotechnology Index.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Effective January 1, 2003, we entered into an exclusive License and Distribution Services Agreement with Stryker Endoscopy, a division of Stryker Corporation, to serve as the exclusive distributor of allografts we process for use in sports medicine surgeries, including reconstruction and repair of the knee, hip, shoulder, wrist, elbow, foot and ankle. The agreement, which was to expire on December 31, 2004, has been extended to June 30, 2005. David J. Simpson, one of our directors, currently serves as an Executive Vice President of Stryker Corporation and was Chief Financial Officer of Stryker Corporation from June 1987 until January 1, 2003.

During the years ended December 31, 2004 and 2003, the Company recognized revenues of approximately $6,791,000 and $4,379,000, respectively, from distributions to Stryker Endoscopy, representing 7.3% and 5.8% of our total net revenues.

AUDIT MATTERS

Independent Public Accountant

The Audit Committee has appointed Deloitte & Touche LLP, independent auditors, to audit our accounts for the year 2005, subject to the approval of the scope of the audit engagement and the estimated audit fees. We expect a representative of Deloitte & Touche LLP to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2004 and 2003, for the Sarbanes-Oxley Section 404 audit of our internal control structure, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years were $758,000 and $394,200, respectively.

Audit Related Fees

Deloitte rendered no professional services for audit-related services for the fiscal years ended December 31, 2004 or 2003.

Tax Fees

The aggregate fees billed by Deloitte for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2004 and 2003 totaled $231,880 and $125,223, respectively.

All Other Fees

The aggregate fees billed by Deloitte for services rendered to us, other than the services described above under “Audit Fees”, “Audit Related Fees”, and “Tax Fees”, for the fiscal years ended December 31, 2004 and 2003 were $24,972 and $135,017, respectively. All other fees principally relate to benefit plan consulting services and a dispute regarding contractual terms with one of our distributors. The Audit Committee has determined that the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

The Audit Committee pre-approves all audit and non-audit services provided by our independent auditors prior to the engagement of the independent auditors with respect to such services. The Audit Committee shall pre-approve any additional audit services and permissible non-audit services. All “Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees” set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

STOCKHOLDER PROPOSALS

All stockholder proposals intended to be presented at our Annual Meeting of Stockholders to be held in 2006 must be received by us no later than December 1, 2005 for inclusion in the Board of Directors’ proxy statement and form of proxy relating to the Annual Meeting.

OTHER BUSINESS

Our Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy is appreciated and will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

By Order of the Board of Directors

Dated: June 27, 2005

ANNUAL REPORT

A copy (without exhibits) of our Annual Report, including our report on Form 10-K and Forms 10-K/A for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K and Forms 10-K/A are available, free of charge, upon request directed to:

Investor Relations

Regeneration Technologies, Inc.

11621 Research Circle

Alachua, Florida 32615

Telephone: (386) 418-8888

Our 2004 Form 10-K and Forms 10-K/A are also available through our website at www.rtix.com/investors/financial.cfm. Our Form 10-K and Forms 10-K/A are not proxy soliciting material.

REGENERATION TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 26, 2005

The undersigned, a stockholder of Regeneration Technologies, Inc. (the “Corporation”), hereby constitutes and appoints Brian K. Hutchison and Thomas F. Rose and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, July 26, 2005, and at any and all adjournments or postponements thereof, as follows:

(1)	ELECTION OF DIRECTORS

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)

☐	FOR the nominees listed below (except as marked to the contrary below)	☐	WITHHOLDING AUTHORITY to vote for all the nominees listed below

Peter F. Gearen
Michael J. Odrich

(2) In their discretion, upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

Shares represented by this Proxy will be voted in accordance with the instructions indicated in item 1 . IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTORS.

Any and all proxies heretofore given by the undersigned are hereby revoked.

Dated:

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.